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                                                                   EXHIBIT 99.1

                     [ATC Communications Group, Inc. Letterhead]

News Release                           FOR IMMEDIATE RELEASE

CONTACTS AT THE COMPANY:
(972) 830-1800
Matthew S. Waller        Chief Financial Officer
Scott D. Guffey          Vice President - Finance, Mergers & Acquisitions and
                         Investor Relations

                         ATC TO APPEAL COURT DECISION

DALLAS -- June 29, 1998 --ATC Communications Group, Inc. (Nasdaq NMS: ATCT), a leading provider of teleservices, today announced that a summary judgment was entered against ATC on June 25, 1998 in a breach of contract case filed by an ATC option holder in the United States District Court, District of Kansas. The amount of the judgment, including prejudgment interest and costs, is approximately $2.4 million. ATC believes that the judgment is in error and that the plaintiff's claims are without merit; therefore, ATC will appeal the summary judgment.

ATC recently announced that it had signed a definitive agreement for a stock-for-stock merger with IQI, Inc. The proposed merger is subject to the approval of ATC and IQI shareholders and lenders and is expected to be finalized during the week of July 6, 1998, assuming receipt of those approvals. The ATC annual meeting of stockholders scheduled for June 30, 1998 is expected to be adjourned until July 9, 1998.

ATC offers custom-developed strategic sales and service applications, outsourced and facility management operations and traditional high-volume, transaction-based teleservices. IQI is a privately-held company that provides integrated marketing services through its telemarketing resources, custom marketing research capabilities, database management skills and proprietary databases.

THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS CONTAINED IN THIS DOCUMENT THAT ARE NOT BASED ON HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS." TERMS SUCH AS "ANTICIPATES," "BELIEVES," "ESTIMATES," "EXPECTS," "INTENDS," "PLANS," "PREDICTS," "MAY," "SHOULD," "WILL," THE NEGATIVE THEREOF AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE BY NATURE SUBJECT TO UNCERTAINTIES AND RISKS, INCLUDING, BUT NOT LIMITED TO: THE COMPANY'S ASSESSMENT OF THE MERITS OF THE KANSAS LITIGATION; OBTAINING SHAREHOLDER AND THIRD PARTY APPROVALS AND SATISFYING THE OTHER CONDITIONS TO CLOSING THE MERGER WITH IQI, INC. DURING THE WEEK OF JULY 6, 1998; AND OTHER OPERATIONAL, FINANCIAL OR LEGAL RISKS OR UNCERTAINTIES DETAILED IN THE COMPANY'S SEC FILINGS FROM TIME TO TIME.